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EXHIBIT 3.1
                     ARTICLES OF INCORPORATION
                                 OF
                 ADVANCED BIOTHERAPY CONCEPTS, INC.

  We the undersigned, being each of the original incorporators herein named, for the purpose of forming a corporation to do business both within and without the State of Nevada and in pursuance of the corporation laws of the State of Nevada, being Chapter 78 of the Nevada Revised Statutes, do make and file these Articles of Incorporation hereby declaring and certifying that the facts herein stated are true:

  1.  The name of the corporation is ADVANCED BIOTHERAPY
CONCEPTS, INC.

  2. Its principal office in the County of Washoe, State of Nevada is located at 350 South Center Street, Suite 404, Reno, Nevada 89501. The name and address of its Resident Agent is Elliott R. Pearson, 350 South Center Street, Suite 404, Reno, Nevada 89501.

  3. The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America, and without limiting the generality of the foregoing, specifically:

     1. To have and to exercise all the powers now or hereafter conferred by the laws of the State of Nevada upon corporations organized pursuant to the laws under which the corporation is organized and any and all acts amendatory thereof and supplemental thereto.

     2. To discount and negotiate promissory notes, drafts, bill of exchange and other evidence of debts, and to collect for others money due them on notes, checks, drafts, bill of exchange, commercial paper and other evidence of indebtedness.

     3. To purchase or otherwise acquire, own, hold, lease, sell, exchange, assign, transfer, mortgage, pledge, or otherwise dispose of, to guaranty, to invest, trade, and deal in and with personal property of every class and description.

     4. To enter into any kind of contract or agreement, cooperative or profit sharing plan with its officers or employees that the corporation may deem advantageous or expedient or otherwise to reward or pay such persons for their services as the directors may deem fit.

     5. To purchase, lease, or otherwise acquire, in whole or in part, the business, the good will, rights, franchises and property of every kind, and to undertake the whole or any part of the assets or liabilities, of any person, firm, association, nonprofit or profit corporation, or own property necessary or suitable for

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  its purposes, and to pay the same in cash, in the stocks or bonds of this company or otherwise, to hold or in any manner dispose of the whole or any part of the business or property so acquired and to exercise all of the powers necessary or incidental to the conduct of such business.

     6. To lend or borrow money and to negotiate and make loans, either on its own account or as agent, or broker for others.

     7. To enter into, make, perform and carry out contracts of every kind and for any lawful purpose, without limit as to amount with any peson, firm, association, cooperative profit or non-profit corporation, municipality, State of Government or any subdivision, district or department thereof.

     8. To buy, sell, exchange, negotiate, or otherwise deal in, or hypothecate securities, stocks, bonds, debentures, mortgages, notes or other collaterals or securities, created or issued by any corporation wherever organized including this corporation, within such limits as may be provided by law, and while owner of any such stocks or other collaterals to exercise all rights, powers and privileges of ownership, including the right to vote the same; to subscribe for stock of any corporation to be organized, other than to promote the organization thereof.

     9. To purchase or otherwise acquire, own, hold, lease, sell, exchange, assign, transfer, mortgage, pledge, license, or otherwise dispose of any letters, patents, copyrights, or trademarks of every class and description.

     10. To do any and all other such acts, things, business or businesses in any manner connected with or necessary, incidental, convenient or auxiliary to do any of these objects hereinbefore enumerated, or calculated, directly or indirectly, to promote the interest of the corporation; and in carrying on its purposes, or for the purpose of obtaining or furthering any of its business, to do any and all acts and things, and to exercise any and all other powers which a co-partnership or natural person could do or exercise, and which now or hereafter may be authorized by law, here and in any other part of the world.

     11. The several clauses contained in this statement of powers shall be construed as both purposes and powers. And the statements contained in each of these clauses shall be in no way limited or restricted, by reference to or inference from, the terms of any other clauses, but shall be regarded as independent purposes and powers; and no recitations, expression or declaration of specific or special powers or purposes herein enumerated shall be deemed to be exclusive; but is hereby expressly declared that all other lawful powers not inconsistent herewith, are hereby included.

     12. To engage in research, development and marketing of medical products.

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  4.  The aggregate number of shares which the corporation shall have authority to issue is 50,000,000. Each share will have a par value of .001.

  5. The governing board shall be styled "Directors," and the first Board shall be one (1) in number.

  So long as all of the shares of the corporation are owned beneficially and of record by either one or two shareholders, the number of directors may be less than three, but not less than the number of shareholders. Otherwise, the number of directors shall not be less than three.

  Subject to the foregoing limitations, the number of directors shall not be reduced to less than one, and may, at any time or times, be increased or decreased by a duly adopted amendment to these Articles of Incorporation, or in such manner as shall be provided in the Bylaws of the corporation duly adopted by either the Board of Directors or the shareholders.

  The names and addresses of the first Board of Directors are as follows:

Directors        Address

David Grindstaff 395 South 600 East
                 Salt Like City, Utah 84102

  6.  All shares are to be non-assessable.

  7. The names and addresses of the incorporators of the corporation are as follows:

Name             Address

Elliott Pearson  350 S. Center St., Ste.  404
                 Reno, Nevada   89501

  8.  The period of its duration is perpetual.

  9. Provisions for the regulation of the internal affairs of the corporation are contained in the Bylaws of this Corporation.

  DATED this 6th day of November, 1985.

                 /s/ Elliott R.  Pearson
                 ELLIOTT R.  PEARSON








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STATE OF NEVADA      )
       ) ss.
County of Washoe     )

  On this 6th day of November, 1985, personally appeared before me, a notary public, ***ELLIOTT R. PEARSON***, who acknowledged that he executed the above instrument.

                 /s/ Elizabeth M.  Arrance
                 Notary Public

                 Seal